UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2016

MYLAN N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-199861	98-1189497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building 4, Trident Place Mosquito Way, Hatfield, Hertfordshire	AL10 9UL
(Address of Principal Executive Offices)	(Zip Code)

+44 (0) 1707 853 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment and Waiver Letter

On August 30, 2016, Meda AB (publ) (“Meda”), a subsidiary of Mylan N.V. (the “Company”), entered into the Amendment and Waiver Letter (the “Amendment”) to the Facilities Agreement dated as of December 17, 2014, as amended by the Amendment Letter dated as of October 29, 2015 (as further amended by the Amendment, the “Facilities Agreement”), among Meda, as borrower, certain lenders party thereto and Danske Bank A/S, as agent. The Amendment provides that (i) the lenders under the Facilities Agreement waive any put rights arising in connection with the Company’s acquisition of a majority of the issued share capital in Meda or any action taken in connection therewith; (ii) the termination date in respect of each of the loans and commitments under the Facilities Agreement will be August 30, 2017; and (iii) a change of control will occur under the Facilities Agreement if (a) the Company fails to, directly or indirectly, own all or substantially all of the issued share capital or votes in Meda or (b) any person (other than Stichting Preferred Shares Mylan) acquires more than 50% of the issued share capital or votes in the Company.

Certain lenders under the Facilities Agreement have, from time to time, performed, are currently performing and may in the future perform, various financial advisory and commercial and investment banking services for the Company and Meda, for which they received or will receive customary fees and expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN N.V.

Date: September 6, 2016	By:	/s/ Kenneth S. Parks
Kenneth S. Parks
Chief Financial Officer